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[Company Logo]                                  MEDIA RELEASE

3315 N FARMLAND TRAFFICWAY               For further information contact:

KANSAS CITY, MO  64116                   Sherlyn Manson

                                         Corporate Communications

                                         Farmland Industries, Inc.

                                         (816) 459-6230


FOR IMMEDIATE RELEASE

                         FARMLAND REPORTS DIVIDEND PAYMENT

                           AND 3RD QUARTER 1998 RESULTS

KANSAS CITY, Mo. (June 24,1998)---Farmland Industries, Inc. today announced a dividend payable to its preferred stock shareholders and its preliminary third quarter 1998 results.

The Farmland Board of Directors announced a dividend payable to holders of its 8% Series A Cumulative Redeemable Preferred Shares of $1.00 per share. The dividend is payable August 3 to shareholders of record on July 15. The preferred stock was issued earlier this year and is held by institutional investors.

For the nine months ended May 31, 1998, Farmland reported sales of $6.7 billion compared with $6.9 billion in the same period the year prior. Net income was $55.3 million, compared with $90 million through the third quarter of 1997. The company attributes this decline in income primarily to an industry-wide drop in nitrogen fertilizer prices, which made margins significantly lower than the year prior.

Income from other business segments increased from the year prior. Grain income increased significantly over the same period last year, primarily due to higher margins from international grain trading transactions and improved operations in the domestic grain business. Income from the Food Processing and Marketing business was also higher due to increased pork margins.

Farmland President and CEO H.D. "Harry" Cleberg said, "We've maintained our sales volume and increased income in our Grain and Meat businesses but continue to see lower margins in our Crop Production business because of the


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lower prices our farmer-owners are paying for their nitrogen fertilizer this year."

Farmland Industries, Inc., Kansas City, Mo., is the largest farmer-owned cooperative in North America and one of the top 200 Fortune 500-listed companies. In 1997, company sales of $9.1 billion encompassed all 50 states and 80 countries. When including the third party sales of venture businesses and the gross sales of its international grain marketing subsidiary, total sales exceeded $11.7 billion. Focused on meeting the needs of its half million farmer-owners in the U.S., Canada and Mexico, Farmland is a highly diversified company with major business lines in crop production products, livestock feeds, petroleum, grain processing and marketing, and the processing and marketing of pork and beef products. Visit the Farmland Web site at www.farmland.com.

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